CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Wilmington Trust Corporation
Benefits Administration Committee:
We consent to the incorporation by reference in the registration statement (No. 333-114597) on Forms S-8 of Wilmington Trust Corporation of our report dated August 29, 2007, with respect to the statements of financial condition of the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan as of May 31, 2007 and 2006, and the related statements of income and changes in participants’ equity for the three-year period ended May 31, 2007, which report appears in the May 31, 2007 annual report on Form 11-K of the Wilmington Trust Corporation 2004 Employee Stock Purchase Plan.
/s/ KPMG LLP
Philadelphia, Pennsylvania
August 29, 2007